Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS FISCAL 2007 FINANCIAL RESULTS

AND PROVIDES GUIDANCE FOR

SIGNIFICANT EARNINGS IMPROVEMENT IN FISCAL 2008

Philadelphia, PA, November 20, 2007 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the fourth quarter and full year fiscal 2007 ended September 30, 2007, and provided financial guidance for the full year fiscal 2008 reflecting significant earnings per share growth over fiscal 2007.

Net loss for the fiscal year ended September 30, 2007 (fiscal 2007) was $(0.4) million, or $(0.07) per common share (diluted), compared to net income for fiscal 2006 of $9.1 million, or $1.63 per common share (diluted).  During fiscal 2007, in two separate transactions, the Company redeemed the remaining $115 million principal amount of its outstanding 111/4% Senior Notes at a premium, which resulted in total after-tax debt repurchase charges of $0.94 per share, comprised of a $0.21 per share charge in the first quarter and a $0.73 per share charge in the third quarter.  Net income before the debt repurchase charges for fiscal 2007 was $5.4 million, or $0.87 per common share (diluted).  This is lower than the Company’s previous guidance range for fiscal 2007 diluted earnings per share of between $1.49 and $1.74 per share, excluding debt repurchase charges, provided in its July 24, 2007 press release, due to the reduction in sales and gross margin for the fourth quarter and pre-tax legal expenses which were approximately $3.0 million higher than planned for the fourth quarter, primarily related to certain intellectual property disputes.

Net loss for the fourth quarter of fiscal 2007 was $(5.4) million, or $(0.92) per common share (diluted), compared to the net loss for the fourth quarter of fiscal 2006 of $(0.6) million, or $(0.11) per common share (diluted).  Net loss before the debt repurchase charge for the fourth quarter of fiscal 2006 was $(0.1) million, or $(0.01) per common share (diluted).  There was no debt repurchase charge in the fourth quarter of fiscal 2007.  The net loss for the fourth quarter of fiscal 2007 of $(0.92) per share was consistent with the

Company’s previous fourth quarter earnings per share guidance range of a loss of between $(0.89) and $(0.93) per share provided in its October 11, 2007 press release.

Looking forward to fiscal 2008, based on an assumed comparable store sales increase of between 0.5% and 3.0% for the full fiscal year, Mothers Work is targeting diluted earnings per common share of between $1.00 and $1.50 per share, representing an increase of between 15% and 72% over its $0.87 diluted earnings per share before debt repurchase charges for fiscal 2007, and representing a very significant improvement over its reported loss per common share of ($0.07) for fiscal 2007.  This earnings guidance range is lower than the Company’s previous guidance range for fiscal 2008 diluted earnings per share of between $1.89 and $2.56 per share provided in its July 24, 2007 press release, primarily due to a decrease in the Company’s projected fiscal 2008 sales compared to its projection in July 2007.

Net sales for fiscal 2007 decreased 3.5% to $581.4 million from $602.7 million for the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales, partially offset by increased sales from the Company’s leased department and licensed relationships and marketing partnerships.  Comparable store sales decreased 4.8% during fiscal 2007 (based on 1,330 locations) versus a comparable store sales increase of 4.3% during fiscal 2006 (based on 932 locations).  For the year ended September 30, 2007, the Company opened 18 stores, including 9 multi-brand stores, and closed 47 stores, with 20 of these store closings related to multi-brand store openings.  During the year ended September 30, 2007, the Company opened 121 leased department locations and closed 57 leased department locations.  As of the end of September 2007, the Company operates 781 stores, 795 leased department locations and 1,576 total retail locations, compared to 810 stores, 731 leased department locations and 1,541 total retail locations operated at the end of September 2006.  Adjusted EBITDA was $38.6 million for fiscal 2007, a 25% decrease from the $51.7 million of Adjusted EBITDA for fiscal 2006.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net sales for the fourth quarter of fiscal 2007 decreased 4.9% to $135.8 million from $142.8 million in the same quarter of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales, partially offset by increased sales from the Company’s leased department and licensed relationships and marketing partnerships.  Comparable store sales decreased 6.8% during the fourth quarter of fiscal 2007 (based on 1,365 locations) versus a comparable store sales increase of 6.5% during the fourth quarter of fiscal 2006 (based on 1,451 locations).  For the quarter ended September 30, 2007, the

Company opened two stores and closed eight stores, including one store closing related to a prior period multi-brand store opening.  Adjusted EBITDA was $(1.0) million for the fourth quarter of fiscal 2007, a significant decrease from the $8.8 million of Adjusted EBITDA for the fourth quarter of fiscal 2006.

During December 2006, the Company redeemed $25 million principal amount of its outstanding 11 1/4% Senior Notes.  In April 2007, the Company completed the redemption of the remaining $90 million principal amount of its Senior Notes through a new Term Loan financing, which the Company estimates is resulting in a decrease in annualized pre-tax interest expense of approximately $3.6 million, and an annualized benefit to earnings per share of approximately $0.36 per share.  This decrease in annualized interest expense from the new Term Loan financing began to be recognized in the Company’s fiscal 2007 third quarter.  The redemptions of the Senior Notes, which were at prices of 105.625% of principal amount, plus accrued interest, resulted in a “Loss on extinguishment of debt” of $9.4 million on a pre-tax basis, consisting of the $6.5 million cash redemption premium and $2.9 million of non-cash expense from the write-off of unamortized deferred financing costs and debt issuance costs.  These debt redemption charges were $0.94 per share on an after-tax basis.

Rebecca Matthias, President, Chief Creative Officer and Acting Chief Merchandising Officer of Mothers Work, noted, “Our financial results for fiscal 2007 were disappointing and were significantly and adversely impacted by a number of factors, including a difficult overall economic and retail environment, unusually unfavorable weather reducing seasonal merchandise demand during many portions of the year and, importantly, the negative impact from the current popularity of certain styles in the non-maternity women’s apparel market, such as trapeze and baby-doll dresses and tops, which can more readily fit a pregnant woman early in her pregnancy than typical non-maternity fashions.  These factors negatively impacted our sales as well as that of our maternity competitors, resulting in both us and our competitors taking increased markdowns to help manage inventory levels, which also resulted in us achieving lower than planned gross margins, further impairing profitability.  Our gross margins were also hurt due to spreading fixed product overhead costs over a smaller than planned sales volume.  Also, although we continue to tightly manage our expenses, we did incur significantly higher than planned legal expenses during the year, including fourth quarter pre-tax legal expenses which were approximately $3.0 million higher than planned, primarily related to certain intellectual property disputes.

“Looking forward, we are optimistic about delivering stronger financial results for fiscal 2008, as we continue to focus on developing great maternity product under each of our brands and continuing our focus on improving our sales and profitability performance, including continuing to roll out our multi-brand stores.  Although our sales performance continued to be weak in October, with a continuation of extremely unseasonably warm weather, we do not believe that this weakness in our sales performance is indicative of any impairment of our long-term prospects but rather, as previously noted, is indicative of the weak overall economic and retail environment, the more pregnancy-friendly fit of certain current non-maternity fashion trends, as well as unseasonable weather.  Also, we did see better sales performance in the second half of October compared to the first half of October.  We expect to see our sales trend continue to improve as we experience more seasonal temperatures, begin to anniversary weaker sales results from a year ago, and continue to refine our merchandise assortments and our in-store merchandise presentation.  Based on our sales results thus far in November, we expect our comparable store sales for the full month of November to be in the range of down 1% to up 3%.

“As of September 30, 2007, we have 40 two-brand Mimi combo stores, 3 triplex stores, and 14 Destination Maternity® Superstores.  We believe there is a significant opportunity to expand our multi-brand store concepts, which we believe will generate higher sales per store and improved store operating profit margins by reducing store expense percentages through the efficiency of operating one larger store rather than multiple smaller stores in a single market.  In addition, in certain cases, we believe our multi-brand store concepts will increase overall sales in the geographical markets they serve.  Opening these multi-brand stores will typically involve closing two or more smaller stores and may frequently result in one-time store closing costs resulting primarily from early lease terminations.  We opened two Destination Maternity Superstores in fiscal 2007, and are targeting to open an additional 6 to 8 Superstores in fiscal 2008, including five locations already identified and negotiated.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” multi-brand store concepts.  Based on our internal research, we believe that over the next several years we have the potential to expand the Destination Maternity chain to 50 or more total Destination Maternity superstores in the United States and to expand the Mimi combo store chain to 70 or more total Mimi combo stores in the U.S.

“Over the past several years, we have increased the sales we generate from our leased department and licensed relationships, and we are committed to continuing this important part of our business and seeking ways to profitably expand it over the long term.  We are the exclusive maternity apparel provider to Kohl’s® through a licensed relationship, and have leased department relationships with Macy’s®, Babies “R” Us®, Boscov’s®, Gordmans® and Sears®.  In September 2007, we announced that our relationship with Sears® will end in June 2008.  While we are disappointed about the end of our relationship with Sears, we feel the decision not to proceed with a renewal was in the best interest of our stockholders since we were unable to reach terms on a renewal which would be favorable for Mothers Work and our stockholders.  As we have previously stated, we are focused on generating sales that also generate an adequate return on investment and help us to increase shareholder value—we are not interested in generating sales that do not help deliver shareholder value.  We believe that we continue to have the opportunity to profitably increase the sales we generate from our leased department and licensed relationships over time.  We believe these growth opportunities include additional maternity apparel department locations with our current partners as well as developing relationships with new partners.  Our continued commitment to this strategy of expanding our leased department and licensed relationships is also demonstrated by our new leased department relationships rolled out during fiscal 2007 with Boscov’s® and Gordmans®, two regional department store chains.  In addition, although we currently do not have any international sales other than in Canada, we do believe there is a significant opportunity to develop international sales beyond Canada, and we are in the early stages of analyzing and evaluating some of these opportunities.  We anticipate that our initial international strategy would include licensing or similar arrangements with foreign partners.

“We believe our customers, particularly first-time parents, are entering a new life stage that drives widespread changes in purchasing needs and behavior, thus making our maternity customer a highly-valued demographic for a range of consumer products and services companies.  We have been able to leverage the relationship we have with our customers to earn incremental revenues, and we expect to expand these revenues through a variety of marketing partnership programs utilizing our extensive opt-in customer database and various in-store marketing initiatives, which help introduce our customers to various baby and parent-related products and services offered by leading third-party consumer products and services companies.  Whereas our current revenues in this area have predominantly been derived from the pre-natal portion of our customer database, we have taken steps to update and manage our entire customer database so we can actively market our full opt-in customer database to a much broader range of consumer product and services companies that market to families with children.

“Also, we continue to expand futuretrust®, our MasterCard®-based college savings program that we market through our stores and our internet sites.  The futuretrust program enables members to help save for their child’s (or grandchild’s or any other relative’s or friend’s) college education when they link their futuretrust MasterCard to a tax-advantaged 529 College Savings account.   Members earn rebates on all purchases with their futuretrust MasterCard that are automatically contributed to their 529 College Savings account and can also earn additional college savings at merchants in the futuretrust Preferred Merchant Network.  We have entered into relationships with select providers of 529 savings programs, tax preparation services, home mortgages and real estate services for our futuretrust members and, in the future, we anticipate further developing our futuretrust program into a full service financial services and information resource for our members known as the Futuretrust Family Financial Center™.  We anticipate that additional potential services offered through the Futuretrust Family Financial Center may include online banking, life insurance and other financial services needed by families with children.  We plan to offer such services through relationships with high-quality third-party providers of these services.

“As for our outlook for fiscal 2008, we are optimistic about delivering stronger financial results for fiscal 2008 and seeing an improvement in our sales trend.  We expect to see our sales trend improve as we experience more seasonal temperatures, begin to anniversary weaker sales results from a year ago, and continue to refine our merchandise assortments and our in-store merchandise presentation.  Based on our sales results thus far in November, we expect our comparable store sales for the full month of November to be in the range of down 1% to up 3%.

“For the first quarter of fiscal 2008, we are targeting net sales in the $144 million to $147 million range, based on assumed comparable store sales of down 2.0% to flat for the quarter.  Based on this targeted net sales, we are targeting first quarter earnings per common share (diluted) of between $0.11 and $0.25 per share, compared to the $0.43 diluted earnings per share for the first quarter of fiscal 2007, which excludes a debt repurchase charge of $0.21 per share.

“We are targeting net sales for fiscal 2008 in the $574.0 million to $586.5 million range, representing sales of approximately down 1% to up 1% versus fiscal 2007, based on an assumed comparable store sales increase of between 0.5% and 3.0% for the full fiscal year.  This sales guidance reflects the negative sales impact of the non-renewal of the Sears relationship, which will end in the third quarter of fiscal 2008.

“Our targeted sales for fiscal 2008 reflect our plan to open approximately 25 to 35 new stores during the year, including approximately 8 to 12 new multi-brand stores, and our plan to close approximately 40 to 55 stores, with approximately 15 to 25 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  Excluding the expected closing of 501 Sears locations that we operated on September 30, 2007, we plan to modestly increase our leased department locations with our existing leased department partners.  In addition, we distribute our Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 914 stores in 47 states, compared to 814 stores in 45 states a year ago.

“We project that our gross margin for fiscal 2008 will be approximately 51.2% of net sales, a decrease from our 51.6% gross margin in fiscal 2007, with lower year-over-year gross margins expected earlier in the fiscal year and higher year-over-year gross margins expected at the latter part of the year.  We expect our operating expenses to decrease somewhat as a percentage of net sales for fiscal 2008 versus fiscal 2007, primarily as a result of reduced impairment charges for write-downs of store fixed assets, some expense leverage from our planned comparable store sales increase and from our multi-brand stores, as well as a continued sharp focus on expense control.

“Based on these assumptions, we are targeting operating income for fiscal 2008 in the $17.0 million to $22.0 million range, representing a projected range of between a decrease of approximately 9% to an increase of approximately 18% from our fiscal 2007 operating income of $18.7 million, and we are targeting Adjusted EBITDA in the $37.0 million to $42.0 million range, representing a projected range of between a decrease of approximately 4% and an increase of approximately 8% from our fiscal 2007 Adjusted EBITDA of $38.6 million.  Also, based on these assumptions, we are targeting diluted earnings per common share of between $1.00 and $1.50 per share, representing an increase of between 15% and 72% over our $0.87 diluted earnings per share before debt repurchase charges for fiscal 2007.  This earnings guidance range is lower than our previous guidance range for fiscal 2008 diluted earnings per share of between $1.89 and $2.56 per share provided in our July 24, 2007 press release, primarily due to a decrease in our projected fiscal 2008 sales compared to our projection in July 2007.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We are planning our fiscal 2008 capital expenditures to be between $18 million and $20 million, compared to $15.4 million for fiscal 2007, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and for continued distribution center automation.  We expect our inventory at fiscal 2008 year end to decrease modestly from fiscal 2007 year end, as we continue to tightly plan our inventory levels relative to sales and recognize the impact of the sell-off of the inventory related to the Sears business due to the non-renewal of the Sears relationship.  Based on these targets and plans, we expect to generate strong positive free cash flow during fiscal 2008.  We are very pleased with our strong financial liquidity and the reduction of our debt and ongoing interest expense during fiscal 2007.   During fiscal 2007, we reduced the Company’s debt balance by approximately $25 million and completed the redemption of the remaining $90 million principal amount of our Senior Notes through a new, lower interest Term Loan financing. The debt redemptions and refinancing also required cash payments of $6.5 million for the debt redemption premium.  We ended the year with cash and cash equivalents and short-term investments of $10.1 million at September 30, 2007, a decrease of $18.2 million compared to the $28.3 million balance at September 30, 2006, but reflecting strong cash generation considering the $31.5 million of cash utilized to complete our debt redemptions and refinancing.  Also, as of the end of fiscal 2007, we had no direct borrowings under our credit facility, and we had approximately $58 million of availability under our credit facility.  We have $89.8 million of outstanding Term Loan principal at September 30, 2007, compared to the original $125 million principal amount of our Senior Notes that was outstanding until we began our Senior Note debt repurchases in August 2006.  Although we expect to have modest credit line borrowings from our $65 million credit facility at times during fiscal 2008, reflecting seasonal and other timing variations in cash flow, we did not have any outstanding credit line borrowings at the end of fiscal 2007 and expect to have none at the end of fiscal 2008.  Our average level of borrowings under our credit facility was $1.0 million during fiscal 2007.

“Looking forward to fiscal 2009, we expect to generate higher earnings than fiscal 2008, while generating significant positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2007 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0026.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”

In the event that you are unable to participate in the call, a replay will be available through Tuesday, December 4, 2007 by calling (203) 369-1557.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of October 31, 2007, Mothers Work operates 1,573 maternity locations, including 781 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/07	9/30/06	9/30/07	9/30/06
Net sales	$135,803	$142,825	$581,371	$602,744
Cost of goods sold	69,819	70,229	281,155	288,082

Gross profit	65,984	72,596	300,216	314,662
Selling, general and administrative expenses	72,839	69,299	281,507	284,334

Operating income (loss)	(6,855)	3,297	18,709	30,328
Interest expense, net	1,883	3,414	9,848	14,534
Loss on extinguishment of debt	—	873	9,423	873

Income (loss) before income taxes	(8,738)	(990)	(562)	14,921
Income tax provision (benefit)	(3,358)	(388)	(169)	5,819

Net income (loss)	$(5,380)	$(602)	$(393)	$9,102

Net income (loss) per share — basic	$(0.92)	$(0.11)	$(0.07)	$1.70
Average shares outstanding — basic	5,842	5,497	5,802	5,348

Net income (loss) per share — diluted	$(0.92)	$(0.11)	$(0.07)	$1.63
Average shares outstanding — diluted	5,842	5,497	5,802	5,591

Supplemental information:
Net income (loss), as reported	$(5,380)	$(602)	$(393)	$9,102
Add: loss on extinguishment of debt, net of tax	—	533	5,748	533
Adjusted net income (loss), before loss on extinguishment of debt	(5,380)	(69)	5,355	9,635
Add: stock compensation expense, net of tax	346	665	1,282	1,706
Adjusted net income (loss), before loss on extinguishment of debt and stock compensation expense	$(5,034)	$596	$6,637	$11,341

Adjusted net income (loss) per share — diluted, before loss on extinguishment of debt (1)	$(0.92)	$(0.01)	$0.87	$1.72
Adjusted net income (loss) per share — diluted, before loss on extinguishment of debt and stock compensation expense (1) (2)	$(0.86)	$0.10	$1.08	$2.03

(1) Adjusted net income per share — diluted, before loss on extinguishment of debt and stock compensation expense for the year ended 9/30/07 is based on 6,135 average diluted shares outstanding.

(2) Adjusted net income per share — diluted, before loss on extinguishment of debt and stock compensation expense for the fourth quarter ended 9/30/06 is based on 5,875 average diluted shares outstanding.

MOTHERS WORK, INC. AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30,	September 30,
	2007	2006
Cash and cash equivalents	$10,130	$18,904
Short-term investments	—	9,425
Inventories	100,485	94,259
Property, plant and equipment, net	68,651	71,430
Line of credit borrowings	—	—
Long-term debt	91,651	117,535
Stockholders’ equity	88,523	80,700

Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1)

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/07	9/30/06	9/30/07	9/30/06
Operating income (loss)	$(6,855)	$3,297	$18,709	$30,328
Add: depreciation & amortization expense	4,542	4,239	16,410	16,118
Add: loss on impairment of long-lived assets	832	267	1,781	2,612
Add: (gain) on disposal of assets	(130)	(94)	(422)	(139)
Add: stock compensation expense	567	1,090	2,101	2,796
Adjusted EBITDA(1)	$(1,044)	$8,799	$38,579	$51,715

Net sales	$135,803	$142,825	$581,371	$602,744

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	(5.1)%	2.3%	3.2%	5.0%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	(0.8)%	6.2%	6.6%	8.6%

(1) Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) (gain) loss on disposal of assets; and (iv) stock compensation expense.

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income (Loss) Per Share — Diluted

to Adjusted Net Income Per Share — Diluted,

Before Loss on Extinguishment of Debt and Stock Compensation Expense

(unaudited)

	Projected for the	Actual for the
	First Quarter Ending	First Quarter Ended
	12/31/07	12/31/06(1)
Net income per share - diluted	$0.11 to 0.25	$0.23
Add: per share effect of loss on extinguishment of debt	—	0.21
Adjusted net loss per share - diluted, before loss on extinguishment of debt	0.11 to 0.25	0.43
Add: per share effect of stock compensation expense	0.06	0.05
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$0.17 to 0.31	$0.48

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/08	9/30/07
Net income (loss) per share - diluted	$1.00 to 1.50	$(0.07)
Add: per share effect of loss on extinguishment of debt	—	0.94
Adjusted net income per share - diluted, before loss on extinguishment of debt	1.00 to 1.50	0.87
Add: per share effect of stock compensation expense	0.25	0.21
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$1.25 to 1.75	$1.08

(1)          Components do not add to total due to rounding.

Reconciliation of Operating Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/08	9/30/07
Operating income	$17.0 to 22.0	$18.7
Add: depreciation & amortization expense	16.5	16.4
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	1.0	1.4
Add: stock compensation expense	2.5	2.1
Adjusted EBITDA	$37.0 to 42.0	$38.6

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